Exhibit 10.28
RETENTION AGREEMENT

This Retention Agreement (“Agreement”) is made and entered into effective October 1, 2010 between Enterprise Products Company (“Company”) and Lynn L. Bourdon (“Employee”).

WHEREAS, Company desires to enter into this Agreement with Employee to provide a retention payment to encourage Employee to remain employed with Company, perform in a highly effective manner, and proactively execute the commercial strategy that the Company and its affiliates employ;

NOW, THEREFORE, in consideration thereof and of the covenants hereafter set forth, the parties hereby agree as follows:

1.           Retention Payment.

A.  Following the completion of 48 months of continuous employment by Employee with Company from the effective date of this Agreement (“Retention Period”), Employee will receive from Company a lump sum payment in the gross amount of two million five hundred thousand dollars and no cents ($2,500,000.00), less applicable withholding taxes (“Retention Payment”), paid within seven (7) business days after the completion of the Retention Period.

B.  In the event Employee’s employment with Company is terminated prior to the end of the Retention Period due to (a) Employee’s death; (b) Employee’s disability; (c) Employee’s job elimination by Company; (d) a business reorganization of Company; or (e) a sale of Company or Enterprise Products Partners L.P., a Delaware limited partnership (“EPD”), Employee shall receive, or in the event of the Employee’s death, the designated beneficiary of Employee shall receive, the full Retention Payment.  The Retention Payment will be made within thirty (30) days of Employee’s termination date, disability status, or death.

C.  Employee is not eligible for any unpaid Retention Payment after the date that Employee (i) voluntarily terminates employment with Company, (ii) is terminated for “Cause” as defined in Section 2 of this Agreement, (iii) retires prior to the end of the Retention Period, or (iv) ceases employment to report to active duty (unless the law otherwise requires payment).

D.  The Retention Payment is in addition to any discretionary incentive compensation that the Company may, in its sole discretion, grant or have in place from time to time, including participation in a performance-based annual incentive plan and a long term incentive (LTI) program for executives.

2.           Termination of Employment.

Termination for “Cause” under this Agreement shall mean a determination in good faith by the Board of Directors, the chief executive officer or the chief operating officer of the general partner of EPD that “Cause” exists to terminate the Employee.  “Cause” shall mean (i) an  act of willful misconduct or gross negligence in the performance of Employee’s duties resulting in damage or injuries to Company or its affiliates, (ii) the appropriation (or attempted appropriation) of a business opportunity of Company or its affiliates, including attempting to secure or securing any personal gain in connection with any transaction entered into on behalf of Company or its affiliates, (iii) the misappropriation (or attempted misappropriation) of any of the funds or property of Company or its affiliates, (iv) willful and continued failure to perform any substantial duties of Employee’s position (other than any such failure resulting from Employee’s incapacity due to physical or mental illness or disability) that is not cured within 30 days following written notice of such failure to perform from Company to the Employee, or (v) the conviction of, indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest, with respect to a felony or other crime of moral turpitude.

3.          Non-solicitation of Company Employees

In the event Employee has been paid the Retention Payment pursuant to Section 1B,  Employee agrees that, for a period equal to the lesser of (i) 18 months after the date of the event which gives rise to the payment of such portion of the Retention Payment or (ii) the remainder of the Retention Period as if this Agreement were in full force and effect for the full Retention Period, Employee will not solicit or induce, either directly or indirectly, any employees of the Company or any Company affiliate to cease employment with the Company or any Company affiliate and will not assist any other person or entity in such a solicitation.  Employee and Company agree that employees of the Company or any Company affiliate may respond to open advertisements of employment with a future employer of Employee without inducement from Employee.  Such voluntary actions by employees of the Company or any Company affiliate do not violate this non-solicitation provision.  Employee agrees that the restrictions in this Section are reasonable and necessary to protect the Company’s investment in human resources and shall survive the termination of this Agreement.

4.           Term of Agreement.

This Agreement shall terminate (subject to the survival of Section 3 hereof pursuant to the last sentence of Section 3) on the earliest of (i) the date of payment of the Retention Payment to Employee or his designated beneficiary if termination occurs prior to October 1, 2014; (ii) the date of Employee’s voluntary termination of employment or Employee’s termination of employment for Cause; or (iii) October 1, 2014.

5.           Miscellaneous.

A.           Neither  Employee, nor any person claiming under Employee, shall have the power to anticipate, encumber or dispose of any right, title, interest or benefit hereunder in any manner or any time, until the same shall have been actually distributed free and clear of the terms of this Agreement.

B.           This Agreement shall be binding upon and inure to the benefit of any successors to Company and all persons lawfully claiming under Employee. Nothing in this Agreement shall confer on Employee any right to continued employment or affect in any way the right of Company to terminate Employee’s employment at any time.  Any question as to whether there has been a termination of Employee’s employment, and the cause associated with such termination, shall be determined by the Board of Directors, the chief executive officer or the chief operating officer of the general partner of EPD in accordance with Section 2.

C.           The payments under this Agreement are neither intended nor should be construed as being additions to base salary or included in calculations of salary increases.  This Agreement and any payments under this Agreement are confidential information.  Employee agrees not to disclose the existence of or terms of this Agreement to anyone other than Employee’s spouse, attorney, and tax advisor or as required by law.

D.           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law principles, and without regard to the place of execution or performance of employment duties, or residence of the parties.  The exclusive venue for any dispute relating to this Agreement shall be Harris County, Texas.

E.           This Agreement constitutes the entire agreement of the parties with regard to the specific subject matter hereof and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to such subject matter.  Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party with respect to such subject matter, which is not embodied herein, and that no agreement, statement or promise relating to the subject matter that is not contained in this Agreement shall be valid or binding.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by an executive officer of Company and any of the Board of Directors, the chief executive officer or the chief operating officer of the general partner of EPD.

IN WITNESS WHEREOF, the parties hereto have caused the Agreement to be executed and effective on the day and year first above written.

COMPANY	EMPLOYEE
Enterprise products company
By: /s/ Gary Smith	/s/ Lynn L. Bourdon, III
Name: Gary Smith	Name: Lynn L. Bourdon, III
Title: SVP, HR	This 6th day of October, 2010
This 7th day of October, 2010